Exhibit 10.29

DEFERRED COMPENSATION AGREEMENT

THIS AGREEMENT, made and entered into this 31st day of August, 1978, by and between ROWE FURNITURE CORPORATION, a Virginia corporation (hereinafter referred to as the “Company”), and BARRY A. BIRNBACH (hereinafter referred to as the “Employee”).

WITNESSETH:

WHEREAS, Employee is and has been employed by the Company and by reason of said employment has attained an important executive or managerial position, and, further, acquired intimate knowledge and expertise of considerable value to the Company; and

WHEREAS, in recognition of Employee’s value to the Company, his past services, and as an inducement to secure his future services, the Company is desirous of providing said Employee with certain benefits; and

WHEREAS, Employee is desirous of continuing in the employ of the Company until his retirement;

NOW, THEREFORE, in consideration of the forgoing and the mutual promises of the parties hereto, it is hereby agreed as follows:

1.	Employment

The Company shall continue to employ Employee until such time as said employment is terminated by: (a) Employee’s retirement; or (b) action of the Company discharging Employee from his duties prior to any such retirement.

2.	Duties

Employee shall perform services for the Company

in accordance with his executive or managerial responsibilities, but may, from time to time, be called upon to serve the Company in one or more different capacities.

3.	Compensation

As regular compensation for his services to the Company, Employee shall receive a salary as from time to time is determined by the Company.

4.	Normal Retirement

(a) If Employee remains in the continuous employ of the Company, he shall retire from active employment with the Company on his sixty-fifth (65th) birthday (hereinafter, the “Normal Retirement Date”).

(b) Employee’s retirement date may be accelerated or extended by action of the President of the Company; provided, however, that any such acceleration or extension which is initiated by the Company shall in no way diminish Employee’s rights or entitlements under any provision of this Agreement, and Employee shall be treated for all purposes hereunder as if he had retired as of the Normal Retirement Date. It is expressly understood that this provision shall not apply to Employee if he is discharged from his duties prior to attaining age sixty-five (65). Such situation shall be governed by Paragraph 10 of this Agreement.

(c) Notwithstanding the forgoing provisions of Subparagraphs (a) and (b) hereinabove, if Employee remains in the continuous employ of the Company, he may retire from active employment with the Company on or after his sixty-second (62nd) birthday (hereinafter, the “Accelerated Retirement Date”).

5.	Deferred Compensation Benefit and Payments

The Employee’s deferred compensation benefit shall be the aggregate sum of One Hundred Thousand Dollars ($100,000.00) and shall be paid in accordance with the following provisions:

(a) Upon the Employee actually retiring on or after the Normal Retirement Date, he shall receive his deferred compensation benefit in one hundred twenty (120) equal monthly installments of Eight Hundred Thirty-Three Dollars and Thirty-Three Cents ($833.33), commencing on the first day of the month next following his retirement.

(b) If the Employee elects to voluntarily retire on or after the Accelerated Retirement Date, but prior to the Normal Retirement Date, then in that event, he shall receive his deferred compensation benefit in equal monthly installments, commencing on the first day of the month next following his voluntary retirement and continuing until the month including the Employee’s seventy-fifth (75th) birthday.

(c) In the event of Employee’s death at a time when less than all such monthly payments have been made, the Company shall continue to make identical monthly payments to such persons as he may have designated, pursuant to the provisions of Paragraph 6 below, until such time as all payments provided for in Subparagraph (a) or (b), as the case may be, have been made.

6.	Designation of Beneficiaries

The Employee may file with the Secretary of the Corporation a written designation of one or more primary

shall be made after his death.    Such payments will be divided among the primary beneficiaries who survive the Employee in such proportions as designated or equally, if not so designated. If no primary beneficiary survives the Employee, such payments will be divided among the contingent beneficiaries who survive the Employee in such proportions as may be designated or equally, if not so designated. If no primary or contingent beneficiary is named by Employee or survives the Employee, such payments shall be made to the Estate of the Employee. The Employee shall have the right to change the beneficiary or beneficiaries from time to time, whether before or after severance of employment; provided, however, that any change shall not become effective until received in writing by the Secretary of the Corporation.

7.	Death of Employee Prior to Retirement

In the event that Employee should die while in the active employ of the Company, the Company agrees to pay to such persons as he may have designated (in accordance with the provisions of Paragraph 6 above) a sum equal to One Hundred Thousand Dollars ($100,000.00), which sum shall be paid in one hundred twenty (120) monthly installments at the rate of Eight Hundred Thirty-Three Dollars and Thirty-Three Cents ($833.33) per month, commencing on the first day of the month following Employee’s death.

8.	Termination of Employment by Employee Prior to Normal Retirement Date

In the event that Employee voluntarily terminates his employment with the Company for reasons other than attaining age sixty-two (62), death, or disability (as hereinafter defined), no payment shall be due to said

Employee and/or his beneficiaries under any provision of this Agreement.

9.	Disability of Employee

In the event that Employee, while still in the active employ of the Company and prior to his attaining age sixty-two (62), should become physically or mentally disabled to the extent that he is prevented from engaging in his customary activity in his executive or managerial position and such disability has continued on an uninterrupted basis for a period of at least six (6) months, and Employee or Company terminates his employment, then in that event, Employee shall be entitled, upon termination of employment, to receive the benefits provided in Paragraph 5(a) in accordance with the provisions thereof.

10.	Discharge of Employee Prior to Normal Retirement Date

(a) If, prior to attaining age sixty-five (65), Employee is discharged from his employment by the Company, and at the time of such discharge he is less than fifty-five (55) years of age, he shall be entitled to no benefits available under any provision of this Agreement; provided, however, that if Employee, at the time of such discharge, has completed at least fifteen (15) years of service with the Company and his age plus years of service with the Company is equal to or greater than the sum of sixty (60), then in that event, Employee shall be entitled, upon attaining age sixty-five (65) years or his death, whichever shall first occur, to receive the normal retirement benefits provided in Paragraph 5, or death benefits provided in Paragraph 7 at his death, as though Employee was still in the active employ of the Company.

(b) If Employee, at the time of such discharge, is fifty-five (55) years of age or older and has not completed at least fifteen (15) years of service with the Company and his age plus years of service with the Company is not equal to or greater than the sum of sixty (60), then in that event, Employee shall be entitled to receive a reduced share of benefits accruing to an Employee who remains in the continuous employ of the Company until his sixty-fifth (65th) birthday based on the following schedule:

Age of Employee at the Date of Discharge	Monthly Payment Equals the Following Percentage of Monthly Payment Due at Age 65 Under Paragraph 5(a)
55	50%
56	55%
57	60%
58	65%
59	70%
60	75%
61	80%
62	85%
63	90%
64	95%
65	100%

(c) The monthly payment made at a discounted rate pursuant to the above schedule shall commence on the first day of the month following Employee’s sixty-fifth (65th) birthday, or his death, as the case may be, and shall be in full discharge of the Company’s obligation for such monthly payments hereunder.

(d) In the event that Employee should die at a time when he is entitled to receive or is receiving monthly payments at a discounted rate, payments shall commence or continue to be made to his designated beneficiary at the applicable rate which would have prevailed had Employee remained alive, such payments to be made until such time as a total of one hundred twenty (120) monthly payments have been made.

11.	Noncompetition and Nondisclosure Agreement

(a) In consideration of Employee’s continued present employment by the Company, Employee agrees that, during or after his employment under this Agreement, he shall not: (i) individually engage, either directly or indirectly, in competition with the Company; (ii) serve in the capacity of a director or employee of any corporation or business entity so engaged, without the express consent of the Company’s Board of Directors; or (iii) disclose to anyone not legally entitled thereto any information of a confidential nature relative to any facet of the business of the Company.

(b) It is understood by Employee that, in the event of his failure to comply with the forgoing in any respect within thirty (30) days following the Company’s request that he so comply, no further payments shall be due or payable by the Company to anyone under any provision of this Agreement, including Paragraph 10(b) above, and the Company shall have no further liability hereunder.

12.	Insurance Funding

It is contemplated that the Company will acquire an insurance policy in connection with the funding of the obligations assumed by it under this Agreement. With respect to any such policy, the following shall obtain:

(a) Employee (or any designated beneficiary of Employee, as the case may be) shall have no rights with respect to, or claim against, such policy, except as expressly provided by the terms of such policy.

(b) Such policy shall not be deemed held under any trust for the benefit of Employee or his beneficiaries, or held in any way as collateral security for the fulfillment of any obligations of the Company under this Agreement, except as may be expressly provided by the terms of such policy.

(c) Such policy shall be and remain a general, unrestricted asset of the Company.

(d) In the event that the payment of benefits under any such policy shall be challenged as not payable for any reason other than nonpayment of premiums by the Company, the Company shall assign such policy to the Employee (or to his designated beneficiary or his Estate, as the case may be) and such assignment shall be in discharge of any and all obligations accruing to the Company under this Agreement.

13.	Company Obligations

Although it is contemplated that the Company will acquire an insurance policy in connection with the funding of the obligations assumed by it under this Agreement, it is not required either to purchase or maintain such insurance policy. The obligations of this Agreement shall be payable from the general funds of the Company and no segregation of assets shall be required to insure payment hereunder.

14.	Nonalienation of Benefits

No right or benefit or payment under this Agreement shall be subject to anticipation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit or payment hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefits.

15.	Termination of Prior Deferred Compensation Agreement

This Agreement supercedes and replaces the prior Deferred Compensation Agreement entered into the 28th day of February, 1973, and the First Amendment to Deferred Compensation Agreement executed the 9th day of September, 1976, and such prior agreements are hereby deemed void and of no further force and effect.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement under seal, each intending to be legally bound hereby.

ROWE FURNITURE CORPORATION
(Corporate Seal)
	By	/s/ Gerald M. Birnbach
Gerald M. Birnbach President
ATTEST:

/s/ Joseph Skarbek
Joseph Skarbek Secretary
/s/ BARRY A. BIRNBACH
BARRY A. BIRNBACH